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                           FOR:     TRANSPRO, INC.

                           CONTACT: Timothy E. Coyne
                                    Vice President - Finance
                                    (203) 401-6452
FOR IMMEDIATE RELEASE
                                    Morgen-Walke Associates
                                    Investor contact: Gordon McCoun/Jeffrey Zack
                                    Media contact: Steve DiMattia
                                    (212) 850-5600


              TRANSPRO, INC. ENTERS INTO $65 MILLION LOAN AGREEMENT

         New Haven, Connecticut, January 10, 2001 - TransPro, Inc. (NYSE: TPR) today announced that it has entered into a $65 million Loan and Security Agreement (the "Loan Agreement") with Congress Financial Corporation (New England), an affiliate of First Union National Bank. The Loan Agreement replaces the Company's previous $52 million revolving credit arrangement with five banking institutions.

         The Loan Agreement provides for secured borrowings or the issuance of letters of credit in an aggregate amount not to exceed $65 million and is comprised of a $60 million Revolving Credit Facility and up to a $5 million Term Loan. The initial term of the Loan Agreement expires on January 5, 2004, with annual extensions thereafter.

         Barry Banducci, Chairman of the Board of Directors, commented, "We are pleased to have concluded the refinancing of TransPro in a timely and effective manner. This expanded credit facility will provide the flexibility needed to strengthen our position in our served markets, while capitalizing on selective growth initiatives such as the automotive air conditioning parts Aftermarket."

         The Loan Agreement is secured by a blanket first perfected security interest in substantially all of the Company's assets plus a pledge of the stock of the Company's subsidiaries. Available borrowings under the Revolving Credit Facility are determined by a borrowing base consisting of the Company's eligible accounts receivable and inventory, as adjusted by an advance rate. The Term Loan is payable in 59 consecutive equal monthly installments commencing February 1, 2001, with a balloon payment equal to the unpaid balance of the Term Loan due at the end of the initial term.

                                    - MORE -
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TRANSPRO ENTERS INTO $65 MILLION CREDIT AGREEMENT                         PAGE 2


         Amounts borrowed under the Loan Agreement bear interest at variable rates based, at the Company's option, on either the Eurodollar rate plus a margin of 2.0 %, 2.25% or 2.50% depending on the Company's pretax profit performance, or the First Union National Bank base lending rate. The Loan Agreement requires the maintenance of $74 million of working capital and $67.5 million of net worth.

         TransPro, Inc. is a manufacturer and supplier of heating and cooling systems and components for a variety of Aftermarket and OEM automotive, truck and industrial applications.

FORWARD-LOOKING STATEMENTS

Statements included in this news release which are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's Annual Report on Form 10-K contains certain detailed factors that could cause the Company's actual results to materially differ from forward-looking statements made by the Company. In particular, statements relating to the future financial performance of the Company are subject to business conditions and growth in the general economy and automotive and truck business, the impact of competitive products and pricing, changes in customer product mix, failure to obtain new customers or retain old customers or changes in the financial stability of customers, changes in the cost of raw materials, components or finished products and changes in interest rates.


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